Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 3 to Registration Statement of BlackRock EcoSolutions Investment Trust (the “Trust”) on Form N-2 (Securities Act Registration No. 333-143800 and Investment Company Registration No. 811-22082) of our report dated August 3, 2007, relating to the financial statements of the Trust as of July 16, 2007 and for the period from June 13, 2007 (date of inception) to July 16, 2007 appearing in the Statement of Additional Information, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Boston, MA

September 24, 2007